Filed Pursuant to Rule 424(b)(3)

Registration No. 333-249981

PROSPECTUS SUPPLEMENT NO. 11

(to Prospectus dated December 9, 2020)

Fisker Inc.

Up to 133,785,596 Shares of Class A Common Stock

Up to 27,760,000 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Up to 9,360,000 Warrants

This prospectus supplement supplements the prospectus dated December 9, 2020 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-249981). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 17, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of up to 27,760,000 shares of our Class A Common Stock, $0.00001 par value per share (“Class A Common Stock”), which consists of (i) up to 9,360,000 shares of Class A Common Stock that are issuable upon the exercise of 9,360,000 warrants (the “Private Warrants”) originally issued in a private placement in connection with the IPO (as defined in the Prospectus) of Spartan Energy Acquisition Corp. (“Spartan”), at an exercise price of $11.50 per share of Class A Common Stock, and (ii) up to 18,400,000 shares of Class A Common Stock that are issuable upon the exercise of 18,400,000 warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) originally issued in the IPO of Spartan, at an exercise price of $11.50 per share of Class A Common Stock.

The Prospectus and this prospectus supplement also relates to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to 133,785,596 shares of Class A Common Stock, including (i) 28,356,906 shares of Class A Common Stock issued pursuant to the Business Combination Agreement (as defined in the Prospectus) as Merger Consideration (as defined in the Prospectus), (ii) 13,358,824 Conversion Shares (as defined in the Prospectus), (iii) 9,360,000 shares of Class A Common Stock that may be issued upon exercise of the Private Warrants, (iv) 13,235,412 Executive Shares (as defined in the Prospectus), (v) up to 19,474,454 shares of Class A Common Stock that may be issued upon exercise of 19,474,454 warrants originally issued in a private placement to Magna International Inc. in connection with entering into a cooperation agreement, at an exercise price of $0.01 per share of Class A Common Stock (the “Magna Warrants”), and (vi) 50,000,000 PIPE Shares (as defined in the Prospectus).

Our Class A Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “FSR.” On June 16, 2021, the closing price of our Class A Common Stock was $17.74 per share. Our Public Warrants were formerly listed on the NYSE under the symbol “FSR WS.” On April 19, 2021, we redeemed all of the outstanding Public Warrants and the NYSE filed a Form 25-NSE with respect to the Public Warrants; the formal delisting of the Public Warrants became effective ten days thereafter.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 8 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 17, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2021 (June 12, 2021)

Fisker Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38625	82-3100340
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1888 Rosecrans Avenue

Manhattan Beach, California 90266

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (833) 434-7537

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value of $0.00001 per share	FSR	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement

On June 12, 2021, Fisker Group Inc., a Delaware corporation (“Fisker”), a wholly-owned direct subsidiary of Fisker Inc. (the “Company”), entered into a Detailed Manufacturing Agreement (the “Agreement”) with Magna Steyr Fahrzeugtechnik AG & Co KG, a limited liability partnership established and existing under the laws of Austria (“Magna Steyr”), an affiliate of Magna International Inc. (“Magna”).

On October 14, 2020, Fisker and the Company (f/k/a Spartan Energy Acquisition Corp.) entered into a cooperation agreement with Magna setting forth certain terms for the development of a full electric vehicle (the “Cooperation Agreement”). The Cooperation Agreement set out the main terms and conditions of certain operational phase agreements (the “Operational Phase Agreements”) that extend from the Cooperation Agreement and other agreements with Magna that have been or are expected to be entered into by and between the Company and Magna (or its affiliates). On December 17, 2020, the Company announced that Fisker entered into (i) a non-exclusive car platform sharing agreement with Steyr USA LLC (an affiliate of Magna), and (ii) an initial contract manufacturing agreement with Magna (the “Initial CMA”), which were originally contemplated by the Cooperation Agreement. Upon entering into the Agreement, Magna met the second milestone to vest in 6,484,993 warrants underlying the Company’s Class A common stock pursuant to the terms of that warrant entered into between the parties in connection with the Cooperation Agreement.

The Agreement stipulates the terms and conditions under which Magna will manufacture and deliver electric vehicles to, and provide related services for, Fisker and supersedes the Initial CMA. Fisker and Magna intend to perform the work under the Agreement in four phases: (i) a planning, pre-serial phase, (ii) a launch phase, (iii) a serial production phase and (iv) a post-serial production phase. The Agreement continues until March 31, 2029, subject to rights of extension and earlier termination as set forth in the Agreement.

The foregoing summary of the material terms of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference. The Company issued a press release on June 17, 2021, announcing the Agreement, which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1*	Detailed Manufacturing Agreement effective June 12, 2021 by and between Fisker Group Inc. and Magna Steyr Fahrzeugtechnik AG & Co KG

99.1	Press Release dated June 17, 2021

104	Cover Page Interactive Data File (formatted as Inline XBRL)

*

Certain portions of this Exhibit (indicated by “[***]”) have been omitted pursuant to Regulation S-K, Item (601)(b)(10). The schedules and exhibits to this Exhibit have been omitted in accordance with Regulation S-K, Item 601(a)(5). The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon its request.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 17, 2021	FISKER INC.

	By:	/s/ Dr. Geeta Gupta
Dr. Geeta Gupta
Chief Financial Officer and Chief Operating Officer

3

Exhibit 10.1

Certain identified information (identified by “[***]”) has been excluded from this Exhibit 10.1 because it is both not material and is the type that the registrant treats as private or confidential.

FISKER GROUP INC.

AND

MAGNA STEYR FAHRZEUGTECHNIK AG & CO KG

DETAILED MANUFACTURING AGREEMENT

DATED: 12 JUNE 2021

List of Exhibits

Exhibit 1: Vehicle Description and Key Product Characteristics

Exhibit 2: Master RASI

Exhibit 3: Intentionally Left Blank

Exhibit 4: Investments

Exhibit 5: Production Standards, Quality

Exhibit 6: Forecasting & Ordering

Exhibit 7: Logistics

Exhibit 8: Plant Layout

Exhibit 9: IT

Exhibit 10: Spare Parts

Exhibit 11: Intentionally Left Blank

Exhibit 12: Launch Activities

Exhibit 13: Finance

Exhibit 14: Time Schedule

Exhibit 15: Warranty Process

Exhibit 16: Change Management Process

DETAILED MANUFACTURING AGREEMENT

THIS DETAILED MANUFACTURING AGREEMENT (including all exhibits identified herein, the “Agreement”) is made on this 12th day of June, 2021 (the “Effective Date”) by and between:

(1)	Fisker Group Inc., a corporation duly organized and existing under the laws of Delaware and having its business address at 1888 Rosecrans Avenue Manhattan Beach, California 90266, USA (“Fisker”); and

(2)

MAGNA STEYR Fahrzeugtechnik AG & Co KG, a limited liability partnership established and existing under the laws of Austria and having its business address at Liebenauer Hauptstrasse 317, 8041 Graz, Austria (“Magna”).

Fisker and Magna are each individually referred to as a “Party” and, collectively as the “Parties”.

Recitals

(A)	Fisker is engaged in the design, development, distribution, lease and sale of electric vehicles;

(B)	Magna is engaged in the development and manufacture of vehicles for automotive industry customers on a worldwide basis;

(C)	Fisker retained Magna to perform a feasibility study dated September 16th, 2020 with respect to the development and manufacture of a full electric vehicle utilizing the N60 vehicle platform;

(D)

Fisker subsequently retained Magna to perform certain development services until the occurrence of the “Target Agreement” gateway (“TA Gate”) milestone relating to the development of a full electric vehicle, the “Fisker Ocean”. In this respect, the Parties have executed that certain Development Services Agreement dated October 2, 2020 (“Development Agreement”) and are entering into an amendment to the Development Agreement under which Magna will perform certain services in respect to the serial development of the Vehicle (as defined below) as from TA Gate milestone until 3 months after start of serial production; and

(E)

On and subject to the terms of this Agreement, the Parties wish to agree on the terms under which Magna manufactures and supplies to Fisker, and Fisker purchases from Magna, the Vehicles (as defined below).

Chapter 1    GENERAL PROVISIONS

Article 1

The following terms shall have the meanings set out below and additional terms are defined in context:

“Acceptance”	means Fisker’s acceptance of the Vehicles in accordance with the Inspection Process.

“Affiliate”	means with respect to a company, any person or entity directly or indirectly controlling, controlled by or under common control with such company, in each case where the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract interest or otherwise.

“Baseline Volumes”	means the Vehicle volumes to be manufactured by Magna in each calendar year, subject to the processes, requirements, assumptions and limitations as set forth in Exhibit 6 (Forecasting and Ordering).

“Best Industry Practice”	means [***].

“Bill of Materials (BOM)”	means the documentation containing the hierarchy, detail, Part numbers, and quantity of the Parts and as may varied from time to time during the Term only in accordance with the Change Control Process.

“Bill of Process (BOP)”	means the documentation that sets out (at a high level) the process for manufacturing the Vehicle, as may be varied from time to time during the Term only in accordance with the Change Control Process.

“Bill of Sequence (BOS)”	means the documentation that sets out the order in which the constituent elements of the Vehicle shall be manufactured, as may be varied from time to time during the Term only in accordance with the Change Control Process.

“Breach of Warranty”	means a breach of a Warranty during the Warranty Period.

“Business Day”	means a day (other than a Saturday, Sunday or public holiday) when banks in the USA and Austria are open for business.

“Change”	means a change, addition, supplement, alteration to the scope or timing of the Services and/or to the Vehicle specifics, such as described in Exhibit 1 (Vehicle Description and Key Product Characteristics), the Quality Standards, the Packaging Requirements, the Time Schedule, the Legal Requirements, the design of the Vehicles, the Bill of Materials, the Bill of Sequence and/or the Bill of Process.

“Data”	means any and all information, data, designs, specifications, drawings, reports, analyses, and other material in tangible or digital form.

“Delivery”, “Delivered” and “Delivers”	means delivery of a Vehicle at the Delivery Location after Acceptance.

“Delivery Location”	means the end of the Production Line.

“Documentation”	means any documentation, including engineering specifications, PPAP books, and test reports.

“Fisker Fixed Assets”	means the Fixed Assets owned by Fisker in accordance with the terms of Exhibit 4 (Investments).

“Fixed Assets”	means the tangible assets used by Magna solely in connection with the manufacture of the Vehicles.

“Forecasting and Ordering Requirements”

means the processes, requirements, assumptions and limitations with respect to:

(a)    Fisker forecasting in regular intervals its requirements for the manufacture of the Vehicles (depending on their nature, such forecasts being merely indicative and non-binding, partially binding or binding);

(b)    Fisker placing firm and binding Orders for the manufacture of the Vehicles with Magna; and

(c)     Fisker amending any forecasts and/or Orders which have been issued;

as detailed in Exhibit 6 (Forecasting and Ordering).

“Governmental Authority”	means any federal, state, local, or foreign government or political subdivision thereof, or any agent or instrumentality of such government or political subdivision, or any self-regulated organization, or other non-governmental authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Indirect Production Material”	means the material and fluids set forth in Exhibit 1, Part II, slide 9 (Vehicle Description and Key Product Characteristics).

“Intellectual Property Rights”	means any and all [***].

“Inspection Process”	means the process, procedures and requirements for the inspection and acceptance of the Vehicle as set out in Exhibit 5 (Production Standards, Quality).

“IT Systems”	means any and all hardware, firmware, peripherals, communication links, storage media, networking equipment and other equipment used in conjunction with the same, together with all computer software and databases.

“Key Milestone”	means a key milestone in the performance of this Agreement, as identified in the Time Schedule.

“Legal Requirements”	means any and all laws, rules, regulations, orders, regulatory policies, regulatory permits, and any mandatory instructions or mandatory requests of a Governmental Authority applicable to the relevant Party and the Vehicle.

“Losses”	Means, subject to Article 48 [***].

“Parts”	means the parts used for the manufacture of the Vehicle, excluding, however, the Indirect Production Materials, as set out in the BOM.

“Payment Terms”	means the timeline and procedure for invoicing and making payments hereunder.

“Pre-SORP Vehicles”	means the prototype-like vehicles manufactured by Magna between SOP and SORP for use by Magna and for delivery to Fisker as set out in Article 13 below.

“Production Line”	means the manufacture, assembly and validation lines to be sited at the premises of Magna and used for the manufacture, assembly and final validation of the Vehicle up to the point of Delivery as detailed on Exhibit 8 (Plant Lay-Out).

“Packaging Requirements”	means the standards and requirements for packaging, labeling, warehousing, and other related instructions, as agreed in Exhibit 7 (Logistics).

Quality Standards”	means the standards to which the Vehicle must be produced, as listed in Exhibit 5 (Production Standards, Quality).

“Recall”	means a recall, withdrawal, or field correction in respect of Vehicles, including any Part or Parts, as requested or required by one or more Governmental Authorities or initiated by Fisker voluntarily.

“Representative”	means employees, agents, officers, advisers, contractors, sub-contractors and/or duly appointed persons acting for, on behalf of, by order of, and in the name of a Party or an Affiliate of a Party.

“Residual Know How”	means any and all [***].

“Services”	means the services and obligations required to be performed by Magna under this Agreement.

“SOP”	means the partial completion of the Launch Activities enabling Magna to commence pre-serial production of road worthy Vehicles for Fisker in accordance with the terms of this Agreement.

“SORP”	means the completion of the Launch Activities to enable Magna to commence the serial manufacture of Vehicles for Fisker for the mass market supply.

“Supplier(s)”	means the Third Party supplier(s) for the Parts of Vehicles as selected and approved by Fisker, excluding, for the avoidance of doubt, the Third Party supplier(s) for the Indirect Production Materials.

“Taxes”	means any and all taxes, customs, duties and other fees, assessments or charges of any kind whatsoever levied by any tax authority, and this term shall include any interest (whether paid or received), penalty, fine or additional amount resulting from, connected with or levied as a result of such taxes, customs, duties and other fees, assessments or charges.

“Tooling”	tooling, fixtures, gauges, jigs, patterns, castings, dies, molds, and all related appurtenances, accessions, and accessories which are used for the production or inspection of Products produced by Supplier for Fisker

“Third Party”	means any entity or person other than the Parties hereto and any of their respective shareholders and Affiliates of such shareholders.

“Time Schedule”	means the timeline for the different phases of the Vehicle manufacturing process as set forth in Exhibit 14 (Time Schedule), including the proposed completion date and timeline for each Key Milestone.

“Trade Marks”	means the Fisker trademarks to be applied to and/or used in connection with Vehicle and/or otherwise in the performance of the Services.

“Vehicle”	means the Fisker Ocean vehicle as further detailed in Exhibit 1 (Vehicle Description and Key Product Characteristics) and as otherwise agreed from time to time among the Parties in accordance with the Change Control Process.

“Warranty”	means the warranties given by Magna to Fisker in respect of Vehicles, as detailed in Chapter 12Article 38.

“Volume Shortfall Charge”	means [***].

“Warranty Period”	Means [***].

“Work Product”	means both (a) those deliverables, Documentation and other Data that Magna is required to provide to Fisker pursuant to this Agreement, and (b) any and all Data that Magna creates when performing under this Agreement.

The following terms shall have the meanings defined in the Articles indicated:

Defined Term	Article Reference
Aftersales Activities	Article 32
Agreement	Preamble
Change Control Process	Article 9
Circulating Parts	Article 21
Confidential Information	Article 57
Effective Date	Preamble
Fisker	Preamble

Launch Activities	Article 5(a)
Magna	Preamble
Master RASI	Article 7
Orders	Article 17
Party / Parties	Preamble
PTO	Article 4
Steering Committee	Article 8
Term	Article 50

Article 2

References to Clauses and Exhibits are to the clauses and exhibits of this Agreement.

In this Agreement, references to:

(a)	a person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality);

(b)

a reference to a company shall include any company, corporation or other body corporate and a partnership (whether a limited liability partnership or otherwise), wherever and however incorporated or established;

(c)	“including”, “include” or “includes” shall, unless the context otherwise requires, be deemed to be followed by the phrase “without limitation”; and

(d)	the singular shall include the plural and vice versa (unless the context otherwise requires).

Article 3

If there is any conflict or inconsistency between the documents forming this Agreement, the documents shall have priority in the following order:

(a)	the main body of this Agreement;

(b)	Exhibit 13 (Finance);

(c)	Exhibit 4 (Investments); and

(d)	Exhibit 2 (Master RASI);

(e)	all Exhibits other than those set forth in the preceding subparagraphs in descending order (i.e., an Exhibit with a lower number prevails over an Exhibit with a higher number).

Chapter 2    SCOPE OF THIS AGREEMENT

Article 4

This Agreement stipulates the terms and conditions under which Magna manufactures and delivers Vehicles to, and provides related services for, Fisker. This Agreement supersedes the initial contract manufacturing agreement dated December 16, 2020 (“Initial CMA”), and upon execution of this Agreement, the Initial CMA shall be of no force and effect.

Article 5

Each Party shall perform its activities under this Agreement in four phases, in accordance with the time schedule set forth in Exhibit 14 (Time Schedule) and the allocation of responsibilities set forth in Exhibit 2 (Master RASI):

(a)

Planning, pre-serial production phase: the period prior to the SORP of the Vehicle to the mass market and subsequent manufacture of the Vehicle by Magna and the activities required to be undertaken by the Parties in this phase shall include finalizing the development and design of Vehicles and, as a consequence, shall include the Bill of Materials; the Bill of Sequence and the Bill of Process; the production of Vehicle prototypes; the set-up of the Production Line; the determination and set up of the IT Systems, and the selection of Suppliers by Fisker all as described in more detail in Exhibit 12 (Launch Activities) (collectively, the “Launch Activities”);

(b)

Launch phase: the period commencing immediately prior to the SORP at production try-out (“PTO”) phase and concluding no less than three months after SORP. The activities required to be undertaken by the Parties shall include launching the serial Vehicle production and stabilizing Vehicle serial production;

(c)

Serial production phase: the period of the manufacture of Vehicles as from SORP, and the activities required to be undertaken by the Parties in this phase shall include purchasing of Parts, Supplier management including logistics, quality management and warranty processing, and Aftersales Activities during the serial production phase; and

(d)	Post-serial production phase: warranty processing and Aftersales Activities.

Article 6

The Parties acknowledge that, in order to successfully undertake the work which is the subject of this Agreement, they will need to work together in good faith and in the spirit of cooperation. In order to have a successful SOP and SORP and deliver Vehicles in the required numbers and quality, each Party shall perform its obligations in due time, in accordance with Best Industry Practice, and also otherwise in accordance with the terms of this Agreement.

Article 7

The table in Exhibit 2 (Master RASI) stipulates in a general manner the allocation of responsibilities between the Parties under this Agreement and the activities to be performed by each Party (collectively, the “Master RASI”).

The Parties will perform their obligations as set out in this Agreement in accordance with the terms of this Agreement and, in particular the Master RASI and the Time Schedule.

[***]

Article 8

The Parties will establish a steering committee as the top management body for the Parties’ cooperation on all relevant matters related to the Services and the manufacture of the Vehicle (“Steering Committee”). The Steering Committee has the authority to make decisions on the major issues and aspects relating to the manufacture of the Vehicle. The Steering Committee shall be comprised of three members appointed by Fisker from time to time and three members appointed by Magna from time to time; decisions by the Steering Committee are taken by Fisker after consultation with Magna unless such Fisker decision conflicts with the provisions of this Agreement (including the Change Control Process). The meetings of the Steering Committee may be conducted on either a face-to-face basis or via video or telephone conference call, whichever is agreed to by the Parties at least 10 Business Days in advance of the scheduled meeting. The Steering Committee may also act without a meeting upon the unanimous written consent of all the members of the Steering Committee. No action may be taken at any meeting of the Steering Committee unless all members are present. The members of the Steering Committee will formalize in writing the minutes of the last meeting for approval at the next meeting unless the decision has been taken by unanimous written consent of all the members of the Steering Committee. The Steering Committee may appoint one or more persons that are not members of the Steering Committee to serve as secretaries for each meeting.

The Parties shall each appoint a project manager as the daily responsible officer for each Party’s team. The project manager’s responsibilities include managing the project’s daily implementation, leading and coordinating the work of each Party’s team and procuring the timely accomplishment of the different Key Milestones and the timely Delivery of the Vehicles. Each project manager shall be the contact person for the respective other Party. Each project manager shall be entitled to bring any issues forward to the Steering Committee for final decision. Each Party may replace its project manager from time to time upon notice to the other Party. Each Party will maintain backup procedures and conduct the replacement procedures for the project manager in such a manner so as to ensure an orderly succession of the individual in the project manager position. Fisker will not pay any fees or increased costs as a result of knowledge transfer to the project manager replacement or other training necessary for such replacement.

Article 9

During the Term the Parties will discuss and agree in good faith on any requested Changes, [***].

The process for implementing and agreeing (a) Changes and (b) implications of such Changes, including agreeing on a reimbursement for costs and expenses incurred, variations of the Price and/or the timing are further set forth in Exhibit 16 (Change Management Process) (“Change Control Process”). [***].

Chapter 3    PRE-SERIAL PRODUCTION PHASE

Article 10

In order to ensure that SOP and SORP of the Vehicles can be successfully undertaken, as from the Effective Date each Party shall perform its respective duties under this Agreement in accordance with Master RASI, the Time Schedule and the other terms and conditions set forth herein.

Article 11

The requirements, timeline, allocation of each Party’s responsibilities and other aspects of the Launch Activities are set forth in more detail in the Exhibits hereto. The Parties shall perform their respective obligations in respect of the Launch Activities in accordance with the Time Schedule and the specific timings set out against each of the Launch Activities.

Article 12

The Parties shall work together in a partnership-like manner; each Party relies and is dependent upon the other Party’s due performance of its obligations hereunder. It is incumbent upon each Party to immediately inform the other Party of any delays and to enact reasonable escalation strategies to maintain the Time Schedule. If there is a reason to believe SOP and/or SORP cannot be accomplished in accordance with the Time Schedule, the Steering Committee shall meet and discuss the pertinent implications.

Article 13

As from SOP until SORP Magna shall build Pre-SORP Vehicles in the number identified in Exhibit 12 (Launch Activities). A maximum quantity of [***] Pre-SORP Vehicles is required by Magna for testing and other purposes to launch serial production and the remaining Pre-SORP Vehicles is required by Fisker for marketing activities. For those Pre-SORP Vehicles delivered to Fisker the following shall apply:

(a)	[***]

(b)	[***] and

(c)	Such Pre-SORP Vehicles retained by Magna for its own testing purposes are delivered ‘as is’ with all faults and have no warranty, express or implied, given by Fisker.

Chapter 4    INVESTMENT

Article 14

[***]

Magna shall reasonably assist Fisker in identifying grants and other public funding sources in the European Union with respect to tooling, machinery, land, building, development and other activities related to the manufacture on behalf of Fisker, including in connection with creation of jobs indirectly.

Article 15

[***]. Replacement and repair costs incurred in respect of any Fisker Fixed Assets or Fixed Assets required for quality and safe operation shall be borne by Fisker, to the extent replacement or repair has become necessary due to exceeding the expected life cycle, provided such assets have been procured by Magna in accordance with Best Industry Practice.

Fisker shall own the Fisker Fixed Assets and Magna shall permanently affix such identification on the Fisker Fixed Asset. [***]

Chapter 5    SERIAL PRODUCTION AND DELIVERY

Article 16

After the completion of the Launch Activities, Magna shall manufacture the series production Vehicle for Fisker in accordance with the terms of this Agreement.

Article 17

In respect of the forecasting and ordering of the manufacture of Vehicles by Fisker, each Party shall comply with the Forecasting and Ordering Requirements.

In accordance with the Forecasting and Ordering Requirements, Fisker will place orders for the manufacture of Vehicles in the appropriate IT Systems (“Orders”) and Magna shall, as long as such Order is in line with the Forecasting and Ordering Requirements and the other terms of this Agreement, deliver the Vehicles in accordance with the Orders.

Magna shall ensure that Vehicles are packaged, labelled and protected at Delivery in accordance with the Packaging Requirements or as otherwise agreed among the Parties.

Magna shall deliver Vehicles to Fisker at the Delivery Location on the dates set out in the applicable Order in accordance with the Forecasting and Ordering Requirements. Both Parties agree that time is of the essence. A services provider commissioned by Fisker shall inspect the Vehicles immediately upon delivery to the Delivery Location and issue written notice to evidence the Acceptance of Vehicles in accordance with the Inspection Process. Payment for the Vehicles and Acceptance shall not discharge Magna from its obligations or constitute a waiver of Fisker’s rights under this Agreement. Both the transfer of Vehicles to yard upon Delivery and the outbound logistics of Vehicles upon arrival at the Delivery Location are the responsibility of Fisker.

Article 18

Magna shall hold the risk of loss for each manufactured Vehicle until the risk of loss is transferred to Fisker, which shall occur at the time of Delivery. Title in each manufactured Vehicle shall pass to Fisker at the time of Delivery.

Chapter 6    PRODUCTION MATERIALS AND SUPPLIER MANAGEMENT

Article 19

In respect of the Suppliers and the Parts (a) Fisker shall be responsible for [***]

Any and all Parts will be purchased by or in the name and account of Fisker and provided to Magna on a consignment basis. The Parts will be delivered directly to the Magna facility where the Vehicle is being manufactured. The Parties may if required execute a commercially reasonable consignment agreement governing the terms of the consignment of Parts.

Article 20

Fisker	shall:

[***]

Article 21

Magna shall:

[***]

[***]

Article 22

Under the terms of this Agreement, the actions and/or omissions of the Suppliers which result in material costs and/or damage shall be deemed to be Fisker’s own actions and/or omissions [***].

Article 23

Magna will source and pay for Indirect Production Material from Third Party suppliers directly. Magna shall have full responsibility for such procurement of such Indirect Production Material and for ensuring that such Indirect Production Material meets the Quality Standards, all Legal Requirements and is free from any defects.

Chapter 7    THE PARTIES’ OBLIGATIONS

Article 24

Magna shall perform the Services:

(a)

in accordance with all of the terms and conditions of this Agreement (including as set out in Exhibit 2 (Master RASI)), in particular in accordance with Quality Standards, and otherwise using Best Industry Practices;

(b)	in accordance with its obligations for Quality Standards and all Legal Requirements relevant for the manufacturing process of Vehicle; and

(c)	using only the Parts in the manufacture of the Vehicle and no other parts.

Article 25

Fisker shall perform its obligations in due time and in accordance with all of the terms and conditions of this Agreement (including as set out in Exhibit 2 (Master RASI)), in particular in accordance with its obligations for Quality Standards and otherwise using Best Industry Practice.

Article 26

Intentionally Left Blank.

Chapter 8    PRICING

Article 27

In consideration for the performance of its obligations under this Agreement and in addition to the other payments to be made pursuant to Exhibit 4 (Investments), Fisker shall pay to Magna the charges set forth in Exhibit 13 (Finance), upon the payment terms and subject to the other terms and conditions of Section 13.

Article 28

[***]

Article 29

In addition to any other remedies available to Magna under the terms of this Agreement and applicable Legal Requirements, if Fisker fails to pay any undisputed sums to Magna within thirty days after due under this Agreement, a default interest rate of [***] per annum shall apply to such sums, compounded annually, accruing from the date the payment due through the date of actual payment.

Article 29

Fisker will have the right, giving reasonable advance written notice (but at least ten Business Days, unless there is a security breach or other regulatory compliance or safety concern that requires more immediate access) and subject to any confidentiality obligations of Magna towards Third Parties as well as to Fisker complying with Magna’s security and safety guidelines, to enter Magna’s facility at reasonable times to inspect the consigned parts, IT systems relevant for the Vehicle Production, the Production Line, Parts, and any Fisker Fixed Assets and Fixed Assets. In respect of payments to be made by Fisker under the terms of Exhibit 4 (Investments) and Exhibit 13 (Finance) and any other reimbursements required by this Agreement, Fisker shall have the right at reasonable times and upon reasonable notice to audit such of Magna’s records as are reasonably necessary to verify the payments made by Magna, and Magna must make such books and records available to Fisker or its designees and provide copies of such books and records to Fisker or its designees upon request, provided, however, that no such audit shall in any event hinder, delay or otherwise excuse Fisker from making any due payments as stipulated in Exhibit 4 (Investments) as long as Magna has provided to Fisker the documentation specified in Exhibit 4 (Investments) to be provided by Magna as precondition for any such payments becoming due.

Chapter 9    IT SYSTEMS AND INTEGRATION

Article 30

Each of the Parties shall comply with its obligations set out in Exhibit 9 (IT) in the set up and use of the IT Systems required to perform under the terms of this Agreement.

Article 31

If a Party has access to and use of the other Party’s IT System, the Party having access agrees that it:

(a)

will only access and use such IT System in accordance with the terms of this Agreement and any reasonable instructions of the other Party from time to time, provided that such instructions shall not prevent or obstruct a Party in meeting its obligations hereunder;

(b)	will comply with the terms of such Party’s IT security policies and IT management procedures as set forth in Exhibit 9 (IT);

(c)

shall require its Representatives to only use the IT System for the purposes of performing under this Agreement and do not access or use and/or attempt to access and/or use any Data that may be held on the IT System which does not belong to it or is not required in order to perform the Services;

(d)

will use its best efforts to ensure that it does not, by any act and/or omission, damage or cause any loss of Data or make any changes to any part of the IT System without the other Party’s prior written consent; and

(e)	will use its best efforts to ensure that no viruses, Trojan horses and/or other harmful or malicious code are introduced into the IT System.

If a Party adapts any of its IT Systems that detrimentally affects the ability of the other party to perform under this Agreement, or the other Party’s IT System, this shall always be subject to the Change Control Process (in any case, such other Party shall be reimbursed for costs and expenses incurred due to the Change or adaptation).

Chapter 10    SERVICE AND AFTER SALES

Article 32

Except as otherwise set out herein, the Parties agree that Fisker, as the distributor of Vehicles and the owner of the Trade Mark, shall be responsible for any Vehicles and all related activities and tasks after Delivery as well as after end of serial production (EOP) of the Vehicles (collectively, the “Aftersales Activities”) and shall be the interface with the customers and end-users, conducting the marketing activities, and establishing a dealer, repair and aftersales network.

Article 33

Magna shall provide certain after-sales support for the Vehicle to and solely to Fisker (not to any end users or customers of Fisker) in accordance with the provisions as set out in Exhibit 10 (Spare Parts). Magna shall not be responsible for any Aftersales Activities other than those described in Exhibit 10 (Spare Parts).

Chapter 11    INTELLECTUAL PROPERTY

Article 34

Subject to the terms and conditions of this Agreement, [***]

Article 35

Subject to the terms and conditions of this Agreement, [***]

Article 36

[***]

Article 37

Nothing in this Agreement shall be construed to grant either Party any rights other than those expressly provided herein. Any rights granted to a Party under this Agreement must be expressly provided herein, and there shall be no implied rights pursuant to this Agreement, based on any course of conduct or other construction or interpretation thereof. All rights and licenses not expressly granted herein are reserved.

Chapter 12    WARRANTY

Article 38

During the Warranty Period, Magna warrants to Fisker that each Vehicle [***]

For clarity, any Vehicle defect, injury, Loss or damages resulting from (i) any defect of any Part or incorporation by Magna of a defective Part (not attributable to Magna’s failure to comply with the terms of this Agreement, including agreed inspection and testing procedures), or (ii) any alteration or improper repair, maintenance or handling of Vehicles by Fisker or a Third Party are expressly excluded from the above warranty.

OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR OTHER EXPRESS WRITTEN AGREEMENT BETWEEN THE PARTIES, MAGNA DOES NOT MAKE ANY REPRESENTATION OR WARRANTY, AND MAGNA HEREBY EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY SERVICES, DELIVERABLES OR WORK RESULT.

Article 39

Intentionally left blank-

Article 40

Each Party shall inform within a reasonable time after discovery the other Party in writing of any quality defects, deficiencies or concerns that it or any of the Suppliers have in respect of any of the Vehicles or Parts. This shall include any request for the provision of information available to a Governmental Authority relating to any of the Parts and/or Vehicles.

If required by one Party, the Parties shall jointly work to develop a plan for the prompt remediation of notified issues, whereby any reimbursement of costs relating thereto (if any) shall be subject to the other terms of this Agreement.

Article 41

If a more than an immaterial defect in one or more Vehicles is identified prior to Delivery (such as a defective Part fitted to Vehicles), the identifying Party shall inform the other Party and the pertinent Vehicles shall be held by Magna and shall not proceed to Delivery. Magna shall investigate the root cause of such defect and the likely impact of that defect on Vehicles in the manufacturing process. To the extent required, Fisker shall use commercially reasonable efforts to procure the full assistance of any affected Suppliers, to assist in these investigations.

Having undertaken these investigations, Magna shall recommend to Fisker how the aforementioned defect shall be rectified to ensure that Vehicles not yet Delivered meet the required standards for manufacture and what processes shall be put in place to ensure that such an incident does not occur again.

The costs of undertaking the above listed root cause analysis shall be borne by the Party whose actions and/or omissions have caused the defect and, in the case of a defect in Vehicle manufacture, including agreed inspection and testing procedures, this shall be the liability of Magna, and, otherwise this shall be the liability of Fisker.

[***]

Article 42

If a defect in one or more Vehicles is identified after Delivery, Fisker shall at its own cost use reasonable efforts to investigate the root cause of the defect, including procuring the relevant Suppliers’ support in such investigation. Upon reasonable request of Fisker, Magna shall render reasonable assistance in identifying the root cause for such defect.

Article 43

If a Party is the subject of an investigation or enquiry of a Governmental Authority that relates to this Agreement and/or the Vehicle, each Party shall, to the extent permitted under Legal Requirements:

(a)	promptly inform the other Party and provide as much detail and information as to the nature of the investigation and the impact on this Agreement as possible;

(b)	provide the other Party with any and all information, data and details of the investigation and/or enquiry as the other Party, acting reasonably, may request;

(c)

provide the other Party with copies of any and all correspondence with the Governmental Authority and share with the other Party drafts of its responses and take into consideration any comments the other Party may have on the same; and

(d)	[***].

Article 44

Fisker may voluntarily initiate a Recall and shall initiate a Recall if required by a Governmental Authority. Further, Fisker may initiate a Recall for customer satisfaction or other reasons independent of any mandatory Government Authority. In the event of a Recall:

(a)	Fisker shall, in reasonable consultation with Magna, formulate a plan for the Recall and the related correction actions to be taken by Fisker in Fisker’s discretion;

(b)	Magna shall provide any data, details and information relating to its manufacture of the Vehicles as reasonably required by Fisker to prepare and implement the plan for the Recall;

(c)	the Parties shall work together in good faith to mitigate any detrimental consequences, and remediate the causes, of such Recall.

Chapter 13    LIABILITY

Article 45

Fisker shall indemnify and keep Magna indemnified in full from and against any and all Losses incurred by Magna to the extent arising out of [***].

Article 46

Magna shall indemnify and keep Fisker indemnified in full from and against any and all Losses incurred by Fisker to the extent arising out of [***].

Article 47

Each Party shall be liable for the actions and/or omissions of its Representatives as if they were its own actions and/or omissions under this Agreement.

Article 48

[***]

Chapter 14    INSURANCE

Article 49

MAGNA undertakes to procure and maintain at all times during the term of this Agreement and at its own cost with an insurer of good financial standing and repute insurance coverage as is customary in the automotive industry for an automotive contract manufacturer, in any case including employer’s liability, general liability insurance, and property insurance including insurance of all Fixed Assets. Such insurance shall also include coverage for Recalls with a coverage amount of [***].

Fisker undertakes to procure and maintain at all times during the term of this Agreement and at its own cost with an insurer of good financial standing and repute insurance coverage as is customary in the automotive industry for a company distributing vehicles to end customers. Such insurance shall include coverage for Recalls and general liability with a coverage amount of at least EUR 100m (or an equivalent thereof in a different currency).

Each Party shall provide the other Party upon request with sufficient proof to have procured and is having maintained, respectively, insurance coverage in accordance with the provisions above.

Chapter 15    TERM AND TERMINATION

Article 50

The term of this Agreement shall commence from the Effective Date and continue until 31 March 2029, subject to rights of extension and earlier termination as set out in this Agreement (“Term”).

Article 51

[***]

Article 52

Either Party may terminate this Agreement immediately by giving written notice to the other Party if, but only as long as, such other Party:

(a)

fails to make any payments when being due and continues to fail to make such payments for at least ten days after that Party being in payment delay being notified in writing by the other Party that a payment due hereunder has not been paid yet;

(b)

otherwise commits a material breach of this Agreement and, if such a breach is remediable, fails to remedy that breach within a reasonable period of time but no less than thirty (30) days of that Party being notified in writing of the breach; [***]; or

(c)	as to Fisker, [***]

(d)	repeatedly breaches this Agreement (whether of the same or different provisions) in such a manner as is inconsistent with it having the intention, or ability, to perform this Agreement; or

(e)	is the subject of one of the following events:

(i)	suspends payment due to a default or or is unable to pay its debts as they fall due or admits inability to pay its debts;

(ii)

commences negotiations with all, or any class of, its creditors with a view to reschedule any of its debts, or makes a proposal for, or enters into any compromise or arrangement with, its creditors other than for the sole purpose of a scheme for a solvent amalgamation of that Party with one or more other companies, or the solvent reconstruction of that Party;

(iii)

a petition is filed, a notice is given, a resolution is passed, or an order is made, in each case which is not dismissed within 30 calendar days, for or in connection with the winding up of that Party, other than for the sole purpose of a scheme for a solvent amalgamation of that Party with one or more other companies; or the solvent reconstruction of that Party;

(iv)

an application is made to court which is not dismissed within 30 calendar days, or an order is made, for the appointment of an administrator, a notice of intention to appoint an administrator is given, or an administrator is appointed over the Party;

(v)

any event occurs, or proceeding is taken, with respect to that Party, in any jurisdiction to which it is subject, that has an effect equivalent or similar to any of the events mentioned in subparagraphs (i) to (iv) above; and/or

(f)	suspends or ceases to carry on all or a substantial part of its business.

Article 53

Reserved.

Article 54

If Fisker terminates this Agreement prior to the expiration of the Term, Fisker shall in any case and in addition to other remedies available (x) have the right, in its sole discretion, to purchase all completed Vehicles at Magna’s premises at the applicable Charges, regardless whether supported by an Order, (y) have the right, in its sole discretion, to purchase all work-in-progress, Indirect Production Materials, and other materials at the actual cost of Magna.

If Magna terminates this Agreement prior to the expiration of the Term [***].

Chapter 16    FORCE MAJEURE AND EXCUSE OF PERFORMANCE

Article 55

Neither Party shall be liable for its failure to perform hereunder as a result of any events of force majeure beyond the Party’s control, including acts of God, fire, flood, wars, sabotage, civil strike or demonstrations, accidents, governmental actions (including import or export prohibitions), governmental laws, ordinances, rules, regulations, action or inaction (whether valid or invalid), or any other similar event beyond the control of that Party; provided, however, that an event shall not be deemed beyond a Party’s control if the event is caused by the Party’s inability to pay its debts when due or the Party’s inadequate creditworthiness (such as, by way of example, inability to obtain supplies, raw materials, etc. due to the Party’s inability to pay its bills or to obtain financing). If either Party’s performance is prevented by any such event, such Party shall have the right to omit during the period of delay of performance resulting from such event any of its obligations hereunder. Promptly following the date of commencement of any event of force majeure, the Party desiring to invoke such event of force majeure as a cause for delay in the performance of any obligation hereunder shall advise the other Party in writing of such date and the nature of such event of force majeure. If, due to an event of force majeure, a Party is unable to resume performance after suspension of performance for a period of two (2) weeks, the other Party shall have the right to terminate this Agreement upon written notice. In case a Governmental Authority imposes any restrictions relating to the COVID-19 pandemic or another similar major public health matter negatively affecting the performance of this Agreement by a Party, the respective Party shall take, at its own cost and expense, commercially reasonable measures to avoid any undue delays. During the continuation of a force majeure event, the nonperforming Party must (a) exercise efforts to mitigate or limit damages to the other Party; (b) exercise due diligence to overcome the force majeure event; (c) take all reasonable commercial measures to limit the scope and duration of the force majeure event; (d) to the extent it is able, continue to perform its obligations under this Agreement; and (e) provide regular and detailed status reports to the other Party regarding the nonperforming Party’s efforts in regarding to the requirements of this paragraph.

Article 56

[***]

Chapter 17    CONFIDENTIALITY

Article 57

Confidential or sensitive information one Party (the “Disclosing Party”) provides to the other Party (the “Receiving Party”) under this Agreement shall be governed as follows:

Confidential Information shall consist of all non-public information disclosed pursuant to this Agreement, whether oral or in writing (including electronic transmission) that: (a) is designated as “Confidential” or “Proprietary” by the Disclosing Party at the time of disclosure or within a reasonable period thereafter; (b) concerns the customers, finances, methods, research, processes, or procedures of the Disclosing Party; or (c) by the nature of the circumstances surrounding disclosure, or the information itself, should in good faith be treated as confidential (collectively, the “Confidential Information”). The term Confidential Information expressly includes Fisker Data.

A Receiving Party shall retain the Disclosing Party’s Confidential Information in strict confidence and shall not use such Confidential Information except for purposes permitted under this Agreement. A Receiving Party shall be entitled to disclose Confidential Information of the Disclosing Party on a need-to-know basis to its Affiliates, employees, agents, and subcontractors provided that (i) such Affiliates, employees, agents, and subcontractors are bound by non-disclosure and confidentiality obligations no less protective than those set out in this Agreement, and (ii) the Receiving Party shall be liable for its Affiliates’ employees’, agents’, and subcontractors’ failure to comply with the obligations set out herein. Each Party shall use at least the same degree of care in safeguarding the other Party’s Confidential Information as it uses in safeguarding its own Confidential Information, but shall not use less than reasonable care and diligence.

The Receiving Party’s obligations under this Agreement with respect to the Disclosing Party’s Confidential Information shall not apply to Confidential Information that the Receiving Party can demonstrate:

(a)	is generally available to the public through no fault, action, or inaction by the Receiving Party;

(b)	is obtained from a Third Party if such Third Party was not, to the best knowledge of Receiving Party, subject to a duty of confidentiality owed to the Disclosing Party;

(c)

the Receiving Party can show was properly and lawfully in its possession prior to the time that it was disclosed to the Receiving Party (provided that such Confidential Information is not subject to any other duty of confidentiality owed to the Disclosing Party);

(d)	is required to be disclosed by any relevant legislation or order of any court of competent jurisdiction, provided that the Receiving Party shall:

1)	give as much prior notice as possible to the Disclosing Party of any such requirement to disclose; and,

2)	use all reasonable endeavours to obtain assurances of confidentiality from the Third Party to whom the Confidential Information is required to be disclosed; and

3)	disclose only the minimum amount of Confidential Information sufficient to comply with the legislation or court order.

Chapter 18    EFFECTIVENESS, AMENDMENT AND MISCELLANEOUS PROVISIONS

Article 58

Each Party represents and warrants to the other Party, with respect to itself, as follows, in each case upon the date of this Agreement and upon the Effective Date:

(a)	such Party is duly organized and validly existing under the laws of its jurisdiction of organization and has the corporate power and lawful authority to own, possess, or operate its assets;

(b)

such Party has the full legal right, power and authority required to enter into this Agreement and to perform fully its obligations hereunder. This Agreement has been duly authorized, executed and delivered by such Party and, assuming the due authorization, execution and delivery by the other Party, constitutes the valid and binding obligation of such Party enforceable against it in accordance with its terms; and

(c)

neither the execution of this Agreement, nor the performance of such Party’s obligations hereunder, shall conflict with, or result in a breach of, or constitute a default under, any law, rule, regulation, authorization or approval, or of any Agreement or agreement to which such Party is a party or is subject, or any provision of the memorandum and articles of association or bylaws or other constitutional documents of such Party.

Article 59

Any changes or amendment to this Agreement, including a change or amendment of this clause, shall be made in writing signed by each of the Parties.

Article 60

Each Party acknowledges that, by entering into this Agreement, it does not rely on any statement, representation, assurance or warranty of any other person (whether a Party or not) other than as expressly set out in this Agreement. This Agreement contains the entire agreement of the Parties related to its subject matter.

Article 61

In the event that an individual provision of this Agreement is or becomes legally ineffective, the validity of the remainder of this Agreement shall remain unaffected thereby. The Parties are obliged within the scope of that which is reasonable to, in good faith, replace the ineffective provision by a valid provision which has the equivalent economic outcome provided that the content of the Agreement is not thereby materially changed.

Article 62

All Exhibits to this Agreement shall be deemed an indispensable part of this Agreement and are included within the definition of Agreement used herein.

Article 63

No Party shall be entitled to retain, deduct or withhold any payments or set-off any claim, save and except that (y) it is required by order of any court or arbitral tribunal; or (z) the other Party has given its approval for such retention or set-off in writing.

Article 64

Neither Party shall make statements to the public or to administrative agencies in advertising or in other forms of communication and concerning the subject matter of this Agreement without the prior written consent of the other Party unless said statements are required by reason of applicable law such as securities requirements. Even in that case, each Party shall inform the other Party in writing and in good time before the statement concerned and shall come to agreement with the other Party, in each case to the extent permitted under applicable laws.

Except as provided above, the Parties shall jointly coordinate any press conference, press release, public statement or other publicity, if any, about the existence or contents of this Agreement, the transactions contemplated hereby, the Services or its subject matter (“Public Communication”). Any Public Communication must be mutually agreed upon in writing by the Parties.

Article 65

Any notice or written communication provided for in the Agreement from one Party to the other Party shall be delivered by courier service delivered letter as follows:

(a)	in the case of Fisker:

Fisker Group Inc.

Address: 1888 Rosencrans Avenue, Manhattan Beach, CA 90266, California, USA

Attention: Purchasing & Legal Departments

(b)	in the case of Magna:

MAGNA STEYR Fahrzeugtechnik AG & Co KG

Address: Liebenauer Haupstrasse 317, 8041 Graz, Austria

Attention: Legal Department Magna Steyr

or to such other address as may from time to time be designated by either Party in accordance with this Article 62.

The date of receipt of a notice or communication hereunder shall be deemed to be three (3) business days after the letter is given to the courier service. All notices and communications shall be sent to the Parties’ respective addresses set forth above, or to such other address as a Party may subsequently notify all other Parties in writing. For the purpose of this Article, “business day” shall mean a day (other than a Saturday and Sunday) on which banks are generally open for normal banking business at any time between 9:00 am to 5:00 pm in the territory where the recipient of the communication is located. Copies of all notices shall also be delivered via email or hand delivery to each Party’s project manager, provided such delivery shall not be considered notice hereunder.

Article 66

This Agreement, together with the development agreement executed among the Parties, constitutes the entire agreement between the Parties with respect to its subject matter and supersede all previous oral and written agreements, contracts, understandings and communications of the Parties in respect of the subject matter of this Agreement.

Article 67

In the event any one or more of the provisions contained in this Agreement should be held under any applicable law to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Article 68

Failure or delay on the part of a Party hereto to exercise any right, power or privilege under this Agreement shall not operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege preclude exercise of any other right, power or privilege.

Article 69

The Parties acknowledge that they are independent contractors. Neither Party shall be entitled to make commitments on behalf of or bind the other Party. For further clarity, it is understood that nothing herein shall be construed to authorize a Party to act as an agent for the other Party. No Party has or shall have the authority or right, nor shall a Party hold itself out as having the authority or right to assume, create or undertake any obligations of any kind whatsoever, express or implied, on behalf of or in the name of the other Party without the express prior written consent of the other Party.

Article 70

No Party may assign, novate, transfer or subcontract any of its rights, benefits or obligations under this Agreement without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed.

Article 71

Each Party shall be liable for the acts and/or omissions of its Representatives in respect of this Agreement as if they were its own acts and/or omissions.

Article	72

Each Party shall execute such documents and instruments and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

Article 73

The provisions of this Agreement, and the documents and instruments referred to in this Agreement, have been prepared, examined, negotiated and revised by each Party to this Agreement and its respective counsels and the Parties acknowledge and agree that the transactions contemplated therein represent reasonable and fair commercial arrangements between the Parties.

Article 74

Unless the Parties otherwise agree in writing, each Party shall pay its own costs relating to the negotiation, preparation, execution and performance by it of this Agreement.

Chapter 19    APPLICABLE LAW

Article 75

This Agreement shall exclusively be governed by substantive Swiss laws, excluding its conflict of law rules and excluding the UN convention on the international sale of goods.

Chapter 20    SETTLEMENT OF DISPUTES

Article 76

All disputes arising out of or in connection with the present Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. Place of arbitration shall be Zurich, Switzerland; language of arbitration shall be English.

[Remainder deliberately left blank. Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Detailed Manufacturing Agreement to be executed on the date first written above by their respective duly authorized representatives. This Agreement may be executed electronically and in counterparts.

FISKER GROUP INC.

By:	/s/ Henrik Fisker
Name:	Henrik Fisker
Title:	Chief Executive Officer

By:	/s/ Dr. Geeta Gupta
Name:	Dr. Geeta Gupta
Title:	Chief Operating Officer / Chief Financial Officer

MAGNA STEYR FAHRZEUGTECHNIK AG & CO KG

By:	/s/ Frank Klein
Name:	Frank Klein
Title:	Vorstand / President Magna Steyr

By:	/s/ Kurt Bachmaier
Name:	Kurt Bachmaier
Title:	Vorstand / VP Sales and Marketing Magna Steyr

[Signature Page to Contract Manufacturing Agreement]

Exhibit 99.1

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FOR IMMEDIATE RELEASE

Contact: Fisker Inc.

Simon Sproule, SVP, Communications

310.374.6177 |mailto:Fisker@DRIVEN360.com

Rebecca Lindland, Director, Communications

rlindland@fiskerinc.com

Dan Galves, VP, Investor Relations

dgalves@fiskerinc.com

FiskerIR@icrinc.com

FISKER AND MAGNA SIGN LONG-TERM MANUFACTURING AGREEMENT

•	Binding manufacturing agreement completes all aspects of the cooperation agreement originally entered into on October 15, 2020.

•	Start of production for the Fisker Ocean SUV is on track for November 17, 2022, at Magna’s CO2-neutral facility in Graz, Austria.

•	Fisker Ocean to debut at Los Angeles Auto Show in November 2021.

LOS ANGELES (June 17, 2021) – Fisker Inc. (NYSE: FSR) (“Fisker”) – passionate creator of the world’s most sustainable electric vehicles and advanced mobility solutions – today announced it signed a binding agreement supporting manufacturing with Magna International Inc. (“Magna”). Along with the previously signed agreements on electric vehicle (EV) platform-sharing and ADAS package, today’s news finalizes the framework established between the two companies beginning in October 2020.

Fisker and Magna also confirmed production of the all-electric Fisker Ocean SUV is planned to start on November 17, 2022, at Magna’s world-class manufacturing facility in Graz, Austria, where they have produced more than 3.7 million vehicles for several global automakers.
“From the start of this partnership, Fisker and Magna aligned very quickly on the importance of delivering a high-quality vehicle on time,” said Henrik Fisker, Chairman and CEO of Fisker. “We continue to strengthen our partnership beyond platform development and manufacturing into areas such as the development of Fisker Intelligent (FI) Pilot. I am very confident Fisker and Magna will deliver an incredible product to our customers.”

This agreement is broad-based and comprehensive, covering planned volumes, manufacturing costs, and quality metrics over the program’s lifecycle through 2029. It covers all stages, including the critical planning and launch phases. This agreement underpins all facility investments, including bodyshop, a clear path to start-of-production in November 2022, and rapid ramp-up to full run-rate production.

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This contract strengthens the deep partnership between Magna and Fisker, providing opportunities to increase volumes with the Ocean or other FM29 architecture variants and collaboratively work on efficiencies in the production process that could drive post-launch manufacturing and cost innovations.

“Our complete vehicle systems approach, combining all elements of our portfolio, makes Magna’s proposition highly competitive — in capital efficiency, launch reliability, and speed to market,” said Frank Klein, President, Magna Steyr. “Our collaboration with Fisker is an excellent example demonstrating the unique capabilities Magna offers as the go-to supplier when it comes to delivering world-class technologies and vehicles for our customers.”

The Fisker Ocean SUV will use a version of a Magna-developed electric vehicle architecture modified by Fisker to create the FM29 platform, and in the process, create new, proprietary intellectual property (“IP”). Combined with Fisker-developed IP, the new aluminum-intensive FM29 platform is projected to deliver class-leading range and interior space at a Bill of Materials and manufacturing cost that enables the Ocean to enter the market at a starting MSRP of $37,499 in the United States (excluding EV-related subsidies) and below €32,000 in Germany (including taxes and EV-related subsidies), and to offer compelling, high-value option packages to customers across the Ocean’s entire price range.

“Our asset-lite model, reinforced by partners like Magna, is powering Fisker towards its planned delivery of the Ocean with features and functions exceeding our original aspirations,” continued Mr. Fisker. “From our co-located manufacturing team in Austria to our software engineers in San Francisco, Fisker is scaling rapidly to deliver a range of world-class, sustainable products and services.”

For more information or interview inquiries, contact Fisker@GoDRIVEN360.com.

About Fisker Inc.

California-based Fisker Inc. is revolutionizing the automotive industry by developing the most emotionally desirable and eco-friendly electric vehicles on Earth. Passionately driven by a vision of a clean future for all, the company is on a mission to become the No. 1 e-mobility service provider with the world’s most sustainable vehicles. To learn more, visit www.FiskerInc.com – and enjoy exclusive content across Fisker’s social media channels: Facebook, Instagram, Twitter, YouTube, and LinkedIn.

Download the revolutionary new Fisker mobile app from the App Store or Google Play store.

Forward-Looking Statements

This press release includes forward-looking statements, which are subject to the “safe harbor” provisions of the US Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “feel,” “believes,” expects,” “estimates,” “projects,” “intends,” “should,” “is to be,” or the negative of such terms, or other comparable terminology and include, among other things, the quotations of our Chief Executive Officer and statements regarding the planned start of production and MSRP of the Ocean, the Company’s future performance and other future events that involve risks and uncertainties. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein due to many factors, including, but not limited to: Fisker’s limited operating history; Fisker’s ability to enter into additional

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manufacturing and other contracts with Magna, or other OEMs or tier-one suppliers in order to execute on its business plan; the risk that OEM and supply partners do not meet agreed upon timelines or experience capacity constraints; Fisker may experience significant delays in the design, manufacture, regulatory approval, launch and financing of its vehicles; Fisker’s ability to execute its business model, including market acceptance of its planned products and services; Fisker’s inability to retain key personnel and to hire additional personnel; competition in the electric vehicle market; Fisker’s inability to develop a sales distribution network; and the ability to protect its intellectual property rights; and those factors discussed in Fisker’s Annual Report on Form 10-K, as amended, under the heading “Risk Factors,” filed with the Securities and Exchange Commission (the “SEC”), as supplemented by Quarterly Reports on Form 10-Q, and other reports and documents Fisker files from time to time with the SEC. Any forward-looking statements speak only as of the date on which they are made, and Fisker undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

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